                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 2)

                          Whitman Education Group, Inc.
                          -----------------------------
                                (Name of Issuer)

                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)

                                    966524100
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                    ----------------------
CUSIP No.  966524100                  13G                  Page  2  of  8  Pages
           -----------                                          ---    ---
----------------------                                    ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bedford Oak Partners, L.P.    06-1504646
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,126,700
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,126,700
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,126,700
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*

           N/A
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.2%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No.  966524100                  13G                  Page  3  of  8  Pages
           ---------                                            ---    ---
----------------------                                    ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bedford Oak Advisors, LLC    13-4007124
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,126,700
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,126,700
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,126,700
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*

           N/A
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.2%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No.  966524100                  13G                  Page  4  of  8  Pages
           ---------                                            ---    ---
----------------------                                    ----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Harvey P. Eisen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             1,126,700
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,126,700
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,126,700
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*

           N/A
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.2%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 2 on Schedule 13G (this "Amendment No. 2") amends, supplements and restates Amendment No. 1 to the Schedule 13G which was filed on February 14, 2001 with respect to the Common Stock (as defined in Item 2(d) below) of Whitman Education Group, Inc. ("Amendment No. 1").

Item 1(a):          Name of Issuer:
---------           --------------

                    Whitman Education Group, Inc. (the "Company").

Item 1(b):          Address of Issuer's Principal Executive Offices:
---------           -----------------------------------------------

                    4400 Biscayne Boulevard
                    Miami, Florida 33137

Items 2(a)          Name of Person Filing; Address of Principal
----------          -------------------------------------------
and 2(b):           Business Office:
--------            ---------------

                    This statement is filed by and on behalf of (i) Bedford Oak Partners, L.P., ("BOP") (ii) Bedford Oak Advisors, LLC ("BOA"), in its capacity as investment manager of BOP and
                    (iii) Harvey Eisen, in his capacity as managing member of BOA. The principal business address of each reporting person is 100 South Bedford Road, Mt. Kisco, New York, 10549.

                    1,126,700 shares of Common Stock, no par value, of the Company which are the subject of this statement are held directly by BOP.

Item 2(c):          Citizenship:
---------           -----------

                    BOP is a Delaware limited partnership.
                    BOA is a Delaware limited liability company.
                    Mr. Eisen is a United States citizen.

Item 2(d):          Title of Class of Securities:
---------           ----------------------------

                    Common Stock, no par value ("Common Stock")

Item 2(e):          CUSIP Number:
---------           ------------

                    966524100

Item 3:             If this statement is filed pursuant to Rules 13d-1(b) or
-------             --------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    ------------------------------------------------------

                (a) [ ] Broker or dealer registered under Section 15 of the
                        Act,
                (b) [ ] Bank as defined in Section 3(a)(6) of the Act,
                (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

                (d) [ ] Investment Company registered under Section 8 of the
                        Investment Company Act of 1940,
                (e) [ ] Investment Adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E),
                (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
                (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
                (h) [ ] Savings Association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act,
                (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
                (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Items 4(a)-(c):     Ownership:
--------------      ---------

                    As of the date of the event which requires the filing of this statement:

                    (i) BOP is deemed to have beneficial ownership for purposes of Section 13(d) of the Securities and Exchange Act of 1934 ("Beneficial Ownership") of 1,126,700 shares of Common Stock. Such shares represent 8.2% of the issued and outstanding Common Stock. BOP shares voting and dispositive power over its holdings of Common Stock with BOA and Mr. Eisen.

                    (ii) BOA is deemed to have Beneficial Ownership of 1,126,700 shares of Common Stock by virtue of its position as investment manager of BOP and BMA. Such shares represent 8.2% of the issued and outstanding Common Stock. BOA shares voting and dispositive power over 1,126,700 of such shares with BOP and Mr. Eisen.

                    (iii) Mr. Eisen is deemed to have Beneficial Ownership of 1,126,700 shares of Common Stock by virtue of his position as the managing member of BOA. Such shares represent 8.2% of the issued and outstanding Common Stock. Mr. Eisen shares voting power and dispositive power over 1,126,700 of such shares with BOP and BOA.

                    The percentages used herein are calculated based upon the 13,676,269 shares of Common Stock stated to be issued and outstanding as of October 31, 2001, as reflected in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

Item 5:             Ownership of Five Percent or Less of a Class:
------              --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:             Ownership of More than Five Percent on Behalf of Another
-------             --------------------------------------------------------
                    Person:
                    -------

                    No person other than BOP, BOA or Mr. Eisen is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds of sale of shares of Common Stock reported herein.

Item 7:             Identification and Classification of the Subsidiary Which
-------             ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ----------------

                    Not Applicable.

Item 8:             Identification and Classification of Members of the Group:
-------             ----------------------------------------------------------

                    Not Applicable.

Item 9:             Notice of Dissolution of Group:
------              ------------------------------

                    Not Applicable.

Item 10:            Certification:
-------             -------------

                    By signing below each of the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002


                                        BEDFORD OAK PARTNERS, L.P.

                                        By:  BEDFORD OAK MANAGEMENT, LLC,
                                             its general partner

                                             /s/ Harvey P. Eisen
                                        By:  ----------------------------
                                             Harvey P. Eisen
                                             Chairman and Managing Member



                                        BEDFORD OAK ADVISORS, LLC

                                             /s/ Harvey P. Eisen
                                        By:  ----------------------------
                                             Harvey P. Eisen
                                             Chairman and Managing Member


                                        /s/ Harvey P. Eisen
                                        ---------------------------------
                                        Harvey P. Eisen